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FORM 4
                                                                                                    --------------------------------
[ ] CHECK THIS BOX IF NO LONGER                                                                              OMB APPROVAL
    SUBJECT TO SECTION 16. FORM 4 OR                                                                --------------------------------
    FORM 5 OBLIGATIONS MAY CONTINUE.                                                                OMB NUMBER:           3235-0287
    SEE INSTRUCTION 1(b).                                                                           EXPIRES:   SEPTEMBER 30, 1998
    (PRINT OR TYPE RESPONSES)                                                                       ESTIMATED AVERAGE BURDEN
                                                                                                    HOURS PER RESPONSE..........0.5
                                                                                                    --------------------------------
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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
1.Name and Address of Reporting Person*(1) 2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting
                                                                                                Person to Issuer
  Drucker   Mitchell                         CVD Equipment Corporation       (CVDE)         (Check all applicable)
--------------------------------------------------------------------------------------------
   (Last)   (First)   (Middle)           3. IRS or Social   4. Statement for Month/Year       [ ] Director  [ ] 10% Owner
                                            Security Number                                   [X] Officer   [ ] Other
                                            of Reporting       May 2000                           (give title   (specify title
   1881 Lakeland Avenue                     Person, if an                                         below)        below)
---------------------------------------     entity (Voluntary)
        (Street)                                                                                  CHIEF FINANCIAL OFFICER
                                                                                                  ----------------------------
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    Ronkonkoma, NY     11779                                5. If Amendment,    7. Individual or Joint/Group Filing
---------------------------------------                        Date of Original    (Check Applicable Line)
   (City)   (State)     (Zip)                                  (Month/Year)
                                                                                   [X] Form filed by One Reporting Person
                                                                                   [ ] Form filed by More than One Reporting Person
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                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)    (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
                                                                                     Owned at End of  (Instr. 4)          Ownership
                         (Month/                                                     Month                                (Instr. 4)
                         Day/Year)-------------------------------------------------
                                     Code     V       Amount  (A) or (D)    Price   (Instr. 3 and 4)
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CVDE Common Stock        5/12/00      P               2,000        A       $1.875   15,950 Shares           D
CVDE Common Stock        5/22/00      P               1,000        A       $2.437   16,950 Shares           D
                         5/29/00      P               1,000        A       $2.437   17,950 Shares           D
CVDE Common Stock        5/24/00      P               1,000        A       $2.437   18,950 Shares           D
CVDE Common Stock        6/01/00      P               1,500        A       $2.375   20,450 Shares           D
CVDE Common Stock        6/01/00      P                 750        A       $2.468   21,200 Shares           D
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                             (OVER)
                                                                                                                     SEC 1474 (3/99)

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FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)
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
1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date               Code            Derivative
   Security       Price of       (Month/Day/Year)   (Instr. 8)      Securities
   (Instr. 3)     Derivative                                        Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)

                                                ---------------------------------
                                                      Code    V    (A)      (D)
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
FORM 4 (continued)

          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                   (E.G., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------
  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)                     Beneficially    Security:         Ownership
     (Month/Day/Year)                                        Owned at        Direct (D) or     (Instr. 4)
                                                             End of          Indirect (I)
                                                             Month           (Instr. 4)
                                                             (Instr. 4)
 ------------------------------------------
                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
-----------------------------------------------------------------------------------------------------------

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Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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
Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see instruction 6 for procedure.
                                                                                    Mitchell Drucker

Potential persons who are to respond to the collection of information contained     By:   /s/ MITCHELL DRUCKER               6/12/00
in this form are not required to respond unless the form displays a currently             ------------------------           ------
valid OMB number.                                                                             MITCHELL DRUCKER               Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. *If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).
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